Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIRST BUSINESS FINANCIAL SERVICES, INC.

These amended and restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation of First Business Financial Services, Inc., incorporated under the Wisconsin Business Corporation Law (“WBCL”), f/k/a First Business Bancshares, Inc., f/k/a KD Bancshares, Inc., and any and all amendments thereto.
The name of the Corporation is First Business Financial Services, Inc.
The period of existence shall be perpetual.
The purpose shall be to engage in any lawful activities authorized by the WBCL.
The number of shares of capital stock which the Corporation shall have the authority to issue is as follows:
Twenty-five million (25,000,000) shares of common stock, par value of $0.01 per share; and
Two million five hundred thousand (2,500,000) shares of preferred stock, par value $0.01 per share.
Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the shareholders of the Corporation.
The preferences, limitation, designation, and relative rights of each class or series of stock are:
A. Common Stock. Except as provided in this Article V (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the common stock, the holders thereof being entitled to one vote for each share of such common stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the common stock, holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefore. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of common stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the common stock have been paid in full any sums to which they may be entitled.
B. Preferred Stock. The Board of Directors of the Corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Paragraph B, to provide for the issuance of the preferred stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Paragraph B.
Before any dividends shall be paid or set apart for payment upon shares of common stock, the holders of each series of preferred stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of preferred stock shall have no rights to participate with the holders of shares of common stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such preferred stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of preferred stock shall be entitled to receive out of the assets of the Corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of common stock. The holders of preferred stock shall have no rights to participate with the holders of common stock in the assets of the Corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such preferred stock.
The holders of preferred stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Paragraph B or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.
The registered office is located in Dane County, Wisconsin, and the address of such registered office is 401 Charmany Drive, Madison, Wisconsin 53719.
The name of the registered agent at such address is Jerome J. Smith.

The number of directors of the Corporation shall be fixed by, or in the manner provided by, the bylaws of the Corporation. The bylaws may provide for staggering of the terms of directors to the extent and in the manner permitted by Section 180.0806 of the WBCL or any successor provision.
Holders of common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation’s common stock.
These articles may be amended by an affirmative vote of shareholders and/or by the Board of Directors; in each case as and to the extent permitted, and with the requisite vote prescribed, by the WBCL.